EXHIBIT 10.16


November 13, 2001



PERSONAL AND CONFIDENTIAL                                    Via Federal Express


Daniel B. Walters
804 Hawksbill Island Drive
Satellite Beach, FL  32937

Dear Daniel:

On behalf of Tekelec, I am pleased to offer you employment as Vice President, Global Marketing and Sales, on the terms and conditions set forth in this letter. As Vice President, Global Marketing and Sales, you will report directly to Tekelec's Executive Vice President and Chief Operating Officer, will be principally responsible for Tekelec's Global Marketing and Sales and will have such other duties and responsibilities as may be delegated to you from time to time by the Executive Vice President and Chief Operating Officer and/or the Chief Executive Officer. You may choose your employment start date so long as it is between January 7 and 14, 2002. Your compensation and benefits will be as follows:

1. Your starting annual base salary will be $225,000 (i.e., $8,653.85 per bi-weekly period).

2. You will be eligible to participate in Tekelec's 2002 Officer Bonus Plan, under which you will be eligible to receive, in accordance with the terms of such Plan as approved by the Company's Board of Directors (which approval is expected prior to March 2002), up to 56% of your annual base salary earned during 2002 as a cash bonus based on certain financial and/or sales milestones in 2002 and an annual bonus equal to 14% of your annual base salary earned during 2002 if you achieve certain individual objectives during 2002. For 2002, you will be guaranteed a minimum bonus of $39,375 which, if due, will be paid during the first quarter of 2003. This minimum bonus represents 25% of the maximum aggregate bonus for which you would be eligible under the 2002 Officer Bonus Plan. The terms of your participation in any officer bonus plans after 2002 will be subject to change and the approval of the Board of Directors of Tekelec.

3.   You will be entitled to take four weeks personal time annually.

4. You will receive applicable benefits, including health, dental, vision, long-term disability and life insurance, as are generally provided to Tekelec's executive officers.

5. You will be offered the opportunity to participate in Tekelec's Employee Stock Purchase Plan and 401(k) Plan upon your satisfaction of the eligibility requirements for such plans.

6. You will be covered by Tekelec's Officer Severance Plan (a copy of which is enclosed).

7. The Compensation Committee of Tekelec will grant to you stock options (incentive stock options to the maximum extent permitted under law, with the balance being nonstatutory stock options) under Tekelec's 1994 Stock Option Plan (the "Plan") to purchase 200,000

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                                                                   EXHIBIT 10.16


     shares of Tekelec Common Stock ("Options"), effective as of the later of your start date or the date of the Compensation Committee's action granting such options (the "grant date"). The exercise price of your Options will be equal to the closing price of Tekelec's Common Stock on the grant date (as reported in The Wall Street Journal on the first business day following the grant date). Your Options will vest to the extent of 50,000 shares on the one-year anniversary of your start date. The remaining 150,000 shares will vest and become exercisable cumulatively in 12 equal quarterly installments of 12,500 shares each, with the first installment vesting on the last day of the first full calendar quarter following your one-year anniversary of employment with the Company) and one additional installment vesting on the last day of each calendar quarter thereafter as long as you remain an employee of Tekelec. Your Options will expire, to the extent previously unexercised, upon the earlier of ten years from the date of grant or a date not less than three months after you cease to be a Tekelec employee as determined in accordance with the terms of the Plan. The Options will in all respects be subject to the terms and provisions of the Plan and the stock option agreement evidencing the grant of the Options. In addition to the foregoing grant, it is anticipated that the Compensation Committee will periodically, typically annually, consider whether additional options should be granted to you while you remain an officer of the Company.

8. Tekelec will pay you up to a maximum of $100,000 to reimburse you for your accountable costs incurred in relocating to North Carolina, including the anticipated commissions and fees for the sale of your current home, losses (if any) incurred on the sale of your current home, the closing costs you incur in connection with your purchase of a new home in North Carolina, your actual out-of-pocket travel, moving, rental and other expenses relating to your relocation, the costs of temporary housing in North Carolina pending your relocation and the reasonable transportation expense you incur traveling to such location and the associated income taxes payable by you with respect to your receipt of such reimbursement. In addition, Tekelec will reimburse you for the reasonable expenses of one house-hunting trip to North Carolina.

You are aware that Tekelec prohibits employees from unlawfully using confidential or proprietary information belonging to any other person or entity. By signing the enclosed copy of this letter, you agree not to disclose or use or induce Tekelec or any of its employees to use any trade secrets or confidential or proprietary information belonging to any of your former employers.

As a condition of commencing your employment with Tekelec, you will be required to sign Tekelec's standard "Confidentiality and Non-Disclosure Agreement and Assignment of Rights" (a copy of which is enclosed). As with every Tekelec employee, you reserve the right to terminate your employment at any time for any reason, and we similarly reserve the right to terminate your employment at any time, with or without cause. We hope and expect, however, that this will be a long and mutually beneficial relationship.

This letter agreement contains our entire understanding with respect to your employment with Tekelec. The provisions of this letter may be amended only by a writing signed by you and Tekelec. If you have any questions about the meaning of any of the terms or provisions included herein, please let me know at your earliest convenience. This letter agreement shall be construed under the laws of California.

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                                                                   EXHIBIT 10.16


Daniel, we believe that Tekelec can provide you with opportunities for professional growth and financial return. We look forward to working with you and to a mutually fulfilling and rewarding relationship.

If this letter agreement is acceptable to you, then please acknowledge your acceptance by signing and dating the enclosed copy of this letter agreement where indicated below and then faxing (fax number: 818.880.0176) and returning such signed copy to me for receipt no later than November 15, 2001.

Sincerely,



Fred Lax
Executive Vice President and Chief Operating Officer



Acknowledged and Accepted:


/S/                      Date: November 19, 2001
--------------------
Daniel B. Walters